ANCHOR NATIONAL LIFE INSURANCE COMPANY
                    VARIABLE ANNUITY ACCOUNT TWO
   ____________________________________________________________

                SUPPLEMENT TO VISTA CAPITAL ADVANTAGE
                 PROSPECTUS DATED DECEMBER 29, 1995


Delete the first paragraph in the section entitled "Company" on page 13 and replace with the following:

The Company is a stock life insurance company originally organized under the laws of the state of California in April 1965. On January 1, 1996, the Company redomesticated under the laws of the state of Arizona. Its principal business address is 1 SunAmerica Center, Los Angeles, California 90067-6022. The Company is an indirect wholly owned subsidiary of SunAmerica Inc., a Maryland corporation.


Insert the following after the first sentence of the first paragraph in the section entitled "Separate Account" on page 13:

In connection with the redomestication of the Company, the Separate Account was assumed intact by the Company.


Delete the second sentence of the first paragraph in the section entitled "Distribution of Contracts" on page 27 and replace with the following:

Commissions on initial Purchase Payments paid to registered representatives may vary, but are not anticipated to exceed 6.50% of any Purchase Payment (including any promotional sales incentives).





Date: February 16, 1996











         Please keep this Supplement with your Prospectus